Exhibit 99.1

INCREDIMAIL LTD.

CONSENT TO BE NAMED

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"), I, James H. Lee, consent to be named in the Registration Statement on Form F-1/A of IncrediMail Ltd. as a proposed member of the board of director of IncrediMail Ltd.

DATED: October 30, 2005

/s/ James H. Lee
James H. Lee